EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript EPIC - Q1 2007 Epicor Software Earnings Conference Call Event Date/Time: Apr. 25. 2007 / 5:00PM ET

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

George Klaus

Epicor Software—Chairman, CEO

Michael Piraino

Epicor Software—EVP, CFO

Mark Duffell

Epicor Software—President, COO

Damon Wright

Epicor Software—Director IR

CONFERENCE CALL PARTICIPANTS

Richard Davis

Needham & Company—Analyst

Ajay Kasargod

Piper Jaffray—Analyst

Joe Delcalieri

Cowen & Company—Analyst

Robert Schwartz

Jefferies & Company—Analyst

Mark Schappel

Benchmark—Analyst

Richard Baldry

First Albany Capital—Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to Epicor’s first quarter 2007 earnings conference call. As a reminder, today’s call is being recorded. I would now like to turn the call over to Damon Wright. Please go ahead, sir.

Damon Wright - Epicor Software - Director IR

Thank you, Sheila, and good afternoon, everyone. We appreciate you taking the time to join us on our call today to discuss Epicor’s 2007 first quarter financial results. We will also be covering our updated outlook for the 2007 year and will provide for the first time, our guidance for the second quarter.

If you have not yet received a copy of our press release, you can access that on our website at www.Epicor.com, under the Investors section.

Joining us on today’s call are George Klaus, Epicor’s Chairman and CEO; Mark Duffell, President and COO; and Michael Piraino, EVP and CFO. George will begin the call with an overview of the first quarter operating results and highlights, followed by Michael, who will discuss the financial results in more detail and provide guidance for the second quarter, as well as updated guidance for the year. Following the prepared remarks, we will conduct a question and answer session.

Before we begin, I would appreciate your patience as I review our Safe Harbor Statement.

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings, and other financial results, as well as expected new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in our forward-looking statements, please see our annual report on Form 10-K for the period ended December 31, 2006.

Today’s comments will also include a discussion of certain non-GAAP financial measures such as non-GAAP earnings, which exclude amortization of prior intangible assets and stock-based compensation expense. Additionally, for the 2007 first quarter, non-GAAP earnings exclude the gain on the sale of a non-core asset and restructuring expenses.

The most directly comparable GAAP financial measures and information reconciling the Company’s non-GAAP and GAAP results, are included in our earnings release and in the form 8-K to be filed with the SEC.

With that, I would like to turn the call over to George. George?

George Klaus —Epicor Software—Chairman, CEO

Thank you, Damon, and thanks to all of you for joining us today. With strong performance across all revenue streams, I am pleased to report that 2007 has started off even better than our record-breaking 2006, a year where we set new records across the board, from a revenue and profitability perspective.

In the first quarter of 2007, we continued to execute across every one of our business lines, leading to 20% year-over-year revenue growth and our second consecutive $100-million-plus dollar quarter.

Software revenue grew more than 14% and hit a new Q1 record. Consulting and maintenance revenues were up year-over-year by more than 31% and 8% respectively, exceeding the former historical highs hit last quarter.

Total revenue for Q1 was more than %6 million above the top range of the guidance we provided back in January, or nearly 7%. We are raising our full-year revenue guidance by $12 million, to $432 to $437 range and our non-GAAP EPS range, raising that by $0.02 to $0.85 to $0.87 for the year.

We continue to see robust spending and prospecting in the bid market for ERP solutions and services. From a sales standpoint, our vertically focused software offerings are an excellent fit for our targeted customers, with a technology, functionality, ROI and total cost of ownership that is enabling us to provide double-digit growth rates.

Our consulting organization is well-staffed to meet the increasing and larger engagements that are winning and has been very successful in up-selling additional services.

Support and maintenance continues to deliver, with very high retention rates; 94% for the quarter and a focused program to bring customers back who have not renewed and are now back on maintenance, which resulted in 154 win-backs during the quarter.

Importantly, we were able to achieve these revenue records with earnings that met our guidance, while investing in our future of our business. As we laid out in our Q4 call, Q1 is generally a period of investment that supports the growth we expect to see over the course of the year and beyond. Much of this investment is in headcount for sales and Professional Services. Success breeds success and our demonstrated strength in the bid market ERP is enabling us to attract the best-of-breed of individuals for the positions that we are looking to fill.

For the very first time in recent history, our sales force was fully staffed early in Q1. To put this in perspective, historically, we have not met our targeted headcount until well into the second quarter. Additionally, our consulting organization was able to fill every one of the positions budgeted for Q1—72 new adds—and is currently right-sized to meet our expectations for Professional Services in the current quarter. As software sales continue to grow, we will continue to hire additional consultants.

Our ability to attract incredibly high-quality individuals, as well as our internal career path program, has resulted in feet hitting the street more quickly than ever, at the beginning of this year.

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

Our recently added business development operations at our offshore facilities at Bratislava, Slovakia and Kuala Lumpur, what we are now calling our BDR Organizations, are staffed, making calls and generating leads in each one of those organizations.

And with Professional Services headcount being right-sized in the quarter, we were able to focus on delivering additional customizations, as well as up-selling customers on our new offerings in managed services and hosting, all of which experienced good customer uptake.

As seen with our ramp-up of BDR staffing in low-cost geographies and in our focus on building our Professional Services and R&D staff in Bratislava and Kuala Lumpur, as well as Monterrey, Mexico, we continue to concentrate on adding resources in low-cost geographies whenever practical. We expect this focus to generate leverage in our operating model and drive deeper profitability throughout the year.

While filling positions earlier than usual did create additional expense in Q1, notably for sales and consulting, the end result is expected to be extremely positive for Epicor, as we believe our Q1 investment can be tied to our expectations for increased revenue and profitability throughout the course of 2007.

Now let me change gears a little bit to the market environment. We have not seen any change in the competitive environment in the verticals we serve. Importantly, the company’s announced market and product strategy of targeting larger enterprise and closing larger software transactions continues.

Net license revenue, NLR, for the 2007 first quarter, included three deals greater than $500,000, of which one was greater than $1 million. This compares to one deal greater than $500,000 during 2006 first quarter, of which none were greater than $1 million during that quarter.

While larger deals have increasingly become an important part of our ability to consistently post double-digit growth rates over the past four quarters, the core of our business model has not changed. New customers are our key focus. We added 138 new customers in Q1 and the sweet spot continues to be firmly in the middle of the midmarket, with literally hundreds of individual software deals into our customer base, combining with new customer sales making up the bulk of our Q1 software revenue.

With that said, I’m now going to turn the call over to Michael, to cover our Q1 financials and updated guidance, after which I’ll provide a few additional comments and open up the call for questions. Michael?

Michael Piraino - Epicor Software - EVP, CFO

Thanks, George, and good afternoon or good evening to you. Turning to the specifics of an excellent first quarter. Total revenues increased 20% to $101.3 million, when compared to the same period last year. This strong growth was supported by excellent first quarter net license revenue of $22 million, up 14.1% over Q1 2006.

As a reminder, all of our growth is organic, since it has been more than a year since we completed an acquisition.

First quarter consulting revenue was especially strong, as utilization rates were optimized and we experienced good uptake in some of the additional Professional Services we offer.

For the quarter, consulting revenue was up 31.1% year-over-year, to a record $32.7 million. Importantly, as we discussed on our last call, Q1 consulting margins of 18% did return to more historical run rates. We modified our consulting commission plans to include a gross margin element and we are confident we have eliminated the potential for a repeat of the commission acceleration we experienced in Q4 of last year.

Based on strong consulting backlog and growing demand for additional Professional Services, as well as a continued focus on adding new headcount in low-cost geographies, we expect consulting margins to expand throughout the year.

First quarter maintenance revenue also hit a company record high, increasing year-over-year by 8% to $39.1 million. Maintenance continues to be our most profitable source of revenue and also represents our largest contributing category at nearly 39% of total revenues for the quarter.

Other revenue for the quarter totaled $7.5 million, which is comprised mostly of hardware sales related to our retail business.

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

Our mix of Americas and International revenues for the quarter was split approximately 61% Americas and 39% International. Total revenues were minimally affected by currency fluctuations, a total of just over 1%.

First quarter GAAP net income was $4.4 million or $0.08 per diluted share, compared to $4.6 million or $0.08 per diluted share in the first quarter of ‘06. 2007 first quarter GAAP earnings benefited from a gain on the sale of a non-strategic asset, approximately $1.6 million pretax from the sale of our Russian-based payroll bureau and was also negatively impacted by approximately $220,000 for restructuring expenses, also pretax, as a result of a change in estimate related to the company’s restructured facility.

2007 first quarter non-GAAP earnings were $8.7 million or $0.15 per diluted share, compared to non-GAAP earnings of $8 million or $0.14 per diluted share in the comparable quarter last year.

In addition to excluding amortization and FAS 123R expense, each net of tax, 2007 non-GAAP earnings exclude the gain on the asset sale, as well as the restructuring expenses.

The 2007 first quarter tax rate came in slightly lower than expected, at 37.2%, benefiting from a larger international revenue and profit contribution. As a note, non-GAAP earnings for Q1 would have still been $0.15 per share at the higher 38.5% tax rate that we guided to earlier this year.

Overall, first quarter gross margins were 49.3%, a bit lower than anticipated, based primarily on $4 million in additional low-margin hardware sales in the quarter, consulting revenues coming in higher than expected and a slightly higher mix of third party product resulting in higher royalty.

Total Q1 operating expense as a percentage of revenue was flat year-over-year at 42%. Absolute operating expense dollars however, were up.

As mentioned by George, during Q1 we invested heavily to capitalize on the revenue growth potential we see for the balance of 2007. Additionally, professional fees were approximately $500,000 higher than planned. Much of this was based on 2006 being the first year with our new auditors onboard, coupled with the integration and SOx compliance work around the first year of our acquisition of CRS.

During Q1, we settled some litigation at a cost of approximately $300,000 and charged it to G&A. We also had $2.5 million in additional FAS 123R expense versus Q1 of 2006, which disproportionately hit sales and marketing, as well as G&A expenses. The increase in stock incentive expense is primarily based on two things; accelerated hiring, which includes additional restricted stock, and full [tiering] of performance-based stock compensation versus Q1 last year.

Now specifically by category for Q1. Sales and marketing expense was approximately $18.6 million in the quarter or 18.4% of revenue, compared to $15 million or 17.8% of revenue last year.

Software development was $8.7 million or 8.6% of revenue, versus $8.3 million or 9.9% in the same period last year. General and administrative expenses were $15.4 million or 15.2% of revenues, versus last year’s G&A expense of $12.2 million or 14.5% of revenue.

Adjusted EBITDA margins were 12.8% for the 2007 first quarter compared to 17.6% for the same period last year. Q1 2006 EBITDA was not impacted by the FAS 123R expense for the performance-based bonus plan, because the plan was not approved until the middle of the year. 2007 Q1 adjusted margins were also pressured by the additional nonrecurring expenses in G&A that I discussed with you a minute ago.

EBITDA margins are expected to return to historical ranges and be in the 17% range for the balance of the year.

We’ve provided an adjusted EBITDA reconciliation table on our website, which can be found at our IR website under the tab Supplemental Financial Information.

Interest expense on the line of credit for the quarter was $2.1 million. Other income consists primarily of the $1.6 million pretax gain from the sale of a non-strategic asset, interest income on our cash balance and the restructuring charge.

Cash flow from operations was approximately $5.3 million for the quarter.

Now moving to some commentary on the balance sheet. The balance sheet on the press release today includes a preliminary allocation among tax liabilities, deferred tax assets and liabilities, and retained earnings as a result of our implementation of FIN 48.

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

Cash balances increased to $75.5 million at March 31. We had strong collections during the quarter, in excess of $114 million, or approximately 113% of recorded revenue. DSOs were driven down to 68 days, down from 74 last quarter.

Intangible assets were $51.9 million and are being amortized over the expected useful life, which ranges from approximately two to seven years. The remaining life of intangibles is slightly under four years.

Deferred revenue was just under $64 million, down slightly from the $65 million in Q4 2006. The total debt balance on the company’s revolving credit line as of March 31, 2007, was $99 million. With our prepayment penalty ending as of March 31, 2007, we have made a payment in April of $5 million, reducing the balance to approximately $94 million. This provides us with more than $100 million in availability against our $200 million credit facility.

I’m also pleased to report that Standard & Poor’s conducted its annual review of Epicor’s credit rating this month and raised our credit rating to BB- from B+. According to S&P, their upgrade reflects Epicor’s successful integration of the CRS retail acquisition, continued cash flow generation and substantially reduced leverage.

I’d now like to turn to our guidance for our 2007 second quarter and our update on the full year.

As George mentioned a few moments ago, we are raising our previously issued 2007 full-year guidance. Specifically, we are raising our 2007 full-year total revenue expectations by $12 million, to a new range of $432 to $437 million. We also expect software license revenue for the full year to be towards the higher end of the range of our earlier provided 13 to 15% increase over our actual 2006 results.

2007 full year GAAP net income is expected to increase approximately 25% over 2006 full-year GAAP net income. We’re also raising our full year non-GAAP earnings per diluted share expectations by $0.02 to the range of $0.85 to $0.87. 2007 full year non-GAAP earnings per share expectations exclude our current forecast for full-year amortization of intangible assets of approximately $10.6 million and full-year stock-based compensation of approximately $9.5 million, each net of tax, and assumes a weighted average share count of 58 million shares.

Expected earnings results presume an effective tax rate of approximately 37.2%, with a cash tax provision of approximately 10 to 11% for the 2007 year.

Finally, for the 2007 second quarter, we expect total revenues of $106 to $109 million. Non-GAAP earnings for the 2007 second quarter are expected to be $0.21 to $0.22 per diluted share, with GAAP earnings of approximately $0.11 to $0.12 per diluted share. Our 2007 second quarter non-GAAP earnings guidance excludes current expectations for second quarter amortization of intangible assets of approximately $2.7 million and stock-based compensation expense of approximately $2.4 million, each net of tax.

2007 second quarter earnings per share expectations assume a weighted average share count of 57.8 million shares.

That’s my report and now I’d like to turn the call back to George. George?

George Klaus - Epicor Software - Chairman, CEO

Thank you, Michael. Well, our Q1 numbers speak very well for themselves. We exceeded our revenue expectations and met our earnings projections, while successfully building out our organization to support the revenue growth and profitability we are forecasting for 2007.

Over the past several quarters, we have carefully laid out for you what we plan to do from a technology, revenue and profitability perspective and quarter after quarter, we have executed to these plans, while regularly raising our achievement objectives.

Our business is stronger than ever and we fully intend to continue to execute. It is great to be part of a company with excellent products and services, but a critical key to our success is our fantastic employees. I am proud to say that Epicor provides a great career opportunity. We have had already this year in the first quarter, over 100 promotions in 2007. Employee contribution in every functional organization contributes to the invaluable efforts that they give to Epicor.

Operator, I’d like to open it up for questions.

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Richard Davis of Needham & Company.

Richard Davis - Needham & Company - Analyst

When you guys see upgrades, because you did have a nice number, I guess it was 138 new customers. But when you have an upgrade, more often than not, is there any kind of similarity as to why they’re occurring? Is it a decision by the company to upgrade their software or is it they’re using old hardware technology and they go look, if we’re going to replace the hardware, let’s go ahead and get a new software package while we’re doing it? Do you see any push one way or another in that respect?

George Klaus - Epicor Software - Chairman, CEO

Richard, let me take a shot at it here. First of all, we have 20,000 customers, so we have a very large customer base for our CAM, customer account management organization, which is a dedicated sales force that sells into our installed base. And we see our customers growing and acquiring new businesses. We are also providing new functionality to each one of these as we continue to do technology product releases into our base.

And of course, our customer account managers are selling or up-selling, if you will, to our 20,000 customer base, those kinds of products. And as always, our installed base sales, our customer account managers, equals about 50/50 with our new account sales from a revenue perspective. Mark?

Mark Duffell - Epicor Software - President, COO

Richard, I think with a decline in hardware costs, I believe, I think we’re seeing the customers, when they upgrade rather than to add on modules and they move from one product to another, do that because they want to embrace the capabilities of this new functionality. So, I’m not saying it hasn’t happened where customers upgrade their hardware and take the software along with it, but I actually believe the software is a driving factor here.

Richard Davis - Needham & Company - Analyst

Got it, great. I know you said you didn’t see much change in the competitive environment. Do you guys ever see the guys at NetSuite? My view is that they tend to be much lower in the organization. That may or may not mean they’re a good or bad company, but I was just curious, do you see them?

Mark Duffell - Epicor Software - President, COO

No, we don’t. They play in a significantly lower end of the market to ourselves.

Richard Davis - Needham & Company - Analyst

And did you ever run into JD Edwards at all or not?

Mark Duffell - Epicor Software - President, COO

Very rarely.

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

George Klaus - Epicor Software - Chairman, CEO

They’ve been kind of absorbed in that whole acquisition process there.

Richard Davis - Needham & Company - Analyst

That’s what the last guy that I knew that worked there, left. So whatever.

Michael Piraino - Epicor Software - EVP, CFO

Plus, NetSuite tends to be the software as a service delivery model, which is not something that people are doing.

Richard Davis - Needham & Company - Analyst

Exactly. And then the last question and I’ll let someone get on. The retail business must have been pretty good. Is that an accurate assessment, given that the hardware kind of went with that?

Mark Duffell - Epicor Software - President, COO

Yes, we’re very pleased with the continued performance of the CRS component of our business.

Operator

Ajay Kasargod of Piper Jaffray.

Ajay Kasargod - Piper Jaffray - Analyst

Congratulations on your [quarter]. George, if I could start, could you talk about products or verticals that were strong in the quarter?

George Klaus - Epicor Software - Chairman, CEO

Well, you know, we had double-digit performance, first of all, in all of our geographies, okay? Double-digit growth performance in all of our geographies and products that were strong, we had a strong Scala order. Our product in Scala, our E4SE product was strong. As always, our Vantage manufacturing product did very well. And as Mark just pointed out to Richard, CRS had a good quarter, too.

So I think all of our products did really well. Of course, manufacturing continues to lead the way, but we did very well on our services product, our E4SE product and our Scala products.

Ajay Kasargod - Piper Jaffray - Analyst

Okay. And then also, just noting that you guys had a strong—a good license quarter, especially coming off of a strong fourth quarter, one of my questions is that you’re guiding to the upper end of your 13 to 15% range and I do realize that your comps in the second and third quarter on license revenue are a little bit more difficult than what you had in the first. So, what are your assumptions about either the pipeline or close rates that get you comfortable with hitting that upper end of that range?

George Klaus - Epicor Software - Chairman, CEO

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

And the upper end of that range is guidance for the year, okay? And we are entering Q2 with a strong pipeline, you know, I have to say that. And we realize that the comps are more difficult in Q2, but Q2 is always a strong quarter for us. And Michael, as he pointed out in his thing, we’re actually feeling pretty strong about our guidance in Q2, both from a revenue and an EPS perspective.

Mark Duffell - Epicor Software - President, COO

It’s worth also noting, as we’ve mentioned in the call, that our sales team is in place, you know, we’re up to full headcount, which gives us, obviously, a good head start going into Q2.

Ajay Kasargod - Piper Jaffray - Analyst

Okay. And if I can just, Michael, very quickly, I didn’t realize that EPS that you did lower your tax rate, so is the assumption that the current EPS raise, is that just really due to tax at this point? Would it be fair to say that you’re not raising earnings guidance just based on pure operations at this point?

Michael Piraino - Epicor Software - EVP, CFO

No actually, it would not be fair to say that, because if you go through the math, about a penny of that $0.02 comes from the beneficial tax rate and another penny comes from the actual operations, so these split equally.

Operator

Peter Goldmacher of Cowen & Company.

Joe Delcalieri - Cowen & Company - Analyst

This is Joe [Delcalieri], on behalf of Peter Goldmacher. Congratulations, guys, on a great quarter. We were wondering if you guys could provide some additional color as to the strength of your revenues? I know a lot of it is probably affected by your great ramp-up in hiring and some of it’s probably from the beneficial effects of also having bought JDE. Could you provide some additional color in addition to what you’ve already stated? Thanks.

George Klaus - Epicor Software - Chairman, CEO

I’ll jump in first here, Joe. This is not a first time thing. We’ve been doing this for a number of quarters now. We’ve been outpacing our competitors in our particular market space. We’ve had double-digit growth for sure every year. And growing software at the 13 to 15% range, I think if you’ll check, is probably way better than anybody else in our space.

We are doing that, you know, for a number of reasons. One is, we have excellent products right now that we invested in many years ago and they are leading edge products in the marketplace right now. We have a direct sales force, if you will. We do have a direct sales force and a single point of accountability to the midmarket and our competition does not have that. They typically go through channels, so the midmarket customers and that’s really customers about $2 billion and under in sales for us. And we are moving up market.

Those people want to deal with a software publisher or the vendor and they don’t want to deal with a third party particularly. And especially as you see us move up market and do business with companies that have multiple divisions around the world, where they would have to deal with multiple channel partners or VARs around the world. It is definitely to our benefit to move into those kinds of accounts, so they can have the benefit of dealing with just one person, if you will, our company alone.

Michael Piraino - Epicor Software - EVP, CFO

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

What I would add to what George has said is, clearly in the Professional Services line we are benefiting from the hiring we’ve done in the last six or seven quarters and the training and bringing people online with the implementation methodologies and improving utilization rates within the consulting organization. So clearly that’s driving the Professional Services line.

But when you move to the support line, to the maintenance line, I think we said early on in the call that the maintenance number was up 8% year-over-year, which is really a phenomenal increase, considering the size of the maintenance number in the first place. You know, it’s almost 40% of our business, I believe it’s about 39% of our business. The highest gross margin and it’s growing high single-digits, at least it did in Q1 and we’re very very happy about that.

The win-back program, I think is now in place worldwide and contributing very nicely, as well as the mid-90s renewal rates that we keep posting on a quarter by quarter basis. So, we’ve got customers that are pretty happy from a support perspective. And I think as Mark mentioned, you know, the growing retail division is contributing nicely from a hardware perspective.

George Klaus - Epicor Software - Chairman, CEO

Just to reiterate what Michael said earlier, the 20% revenue growth, the 14% software growth, 31% I think, consulting and 8% maintenance are all organic numbers. We had no acquisitions to influence those numbers during the year.

Operator

Robert Schwartz with Jefferies.

Robert Schwartz - Jefferies & Company - Analyst

I have a bunch of questions. First of all, maybe since you’ve done this hiring, can you bring us up to date where we are in terms of feet on the street versus the start of the quarter and a year ago? And then your consulting, maybe the same numbers and how they’re divided globally?

Mark Duffell - Epicor Software - President, COO

If you look at consulting, as we mentioned in the call, we added over 17 new hires in the quarter. Our consultant headcount is around 750 worldwide. I don’t have the actual numbers of how they’re split globally, but the global split is in line with sort of the variable split in revenue globally.

But what you are seeing is more and more of the new hires are being put into our low-cost geographies with the goal of serving customers in the high-cost geographies or the high-revenue geographies. So that’s in consulting.

In sales, we have just over now 150 quota-carrying salespeople around the world and the sales organization as a whole is around 375 people. And that was up over 20 in the quarter, in fact, almost 25 in the quarter.

Robert Schwartz - Jefferies & Company - Analyst

The quota people?

Mark Duffell - Epicor Software - President, COO

No, the sales organization is not just made up of quota-carrying salespeople. The quota-carrying number is 150 worldwide. The total sales organization was up just under 25 people during the quarter.

Robert Schwartz - Jefferies & Company - Analyst

About how many did you hire this quarter in sales?

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Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

Mark Duffell - Epicor Software - President, COO

We hired 24 people. I don’t have the actual number of quota-carrying. There’s probably under half of that is quota-carrying.

Robert Schwartz - Jefferies & Company - Analyst

Okay. If we look at the Vantage cycle, you’ve been working this product cycle for a while. Help us understand where we are in terms of upgrading an installed base and how penetrated you think you are in the Vantage target market with Vantage 8?

George Klaus - Epicor Software - Chairman, CEO

Let me take a shot first of all. We went like with the Vantage 8 product in January of ‘05 and this product is still very early in its lifecycle. We still have a number of technology improvements to make to move us into different markets and expand the overall market scope in terms of the amount of business that we can play in, if you will.

So, we are continuing to spend our resources on improving that product and building new functionality into that product that allows us to not move into different verticals, but to expand our reach in the verticals we’re already in. So the Vantage product, if you will, is in the very early cycles of its delivery.

Mark Duffell - Epicor Software - President, COO

In terms of the amount of customers that we’ve upgraded, you know, switched to Vantage 8, is very small considering the overall population. So almost 20,000 customers and a very small percentage of those have already upgraded. We see that accelerating for a number of years to come.

So the number ever year, we’ll upgrade more customers than the prior year, for a number of years. This is a long-term revenue opportunity for us. I’m saying, we’ve effectively only just scratched the surface.

George Klaus - Epicor Software - Chairman, CEO

And we’ve already sold how many Vantage?

Mark Duffell - Epicor Software - President, COO

There’s over 1,000 customers. And in terms of market penetration, you know, AMR tell us that the midmarket is less than 20% penetrated.

Robert Schwartz - Jefferies & Company - Analyst

So you have 1,000 Vantage customers, how many are on 8?

Mark Duffell - Epicor Software - President, COO

We have 1,000 customers on Vantage 8 at the moment. So that’s a combination of new-name customers and existing customers that have upgraded to it.

Robert Schwartz - Jefferies & Company - Analyst

Now, with the strength in the [main] then, would you attribute that to the win-backs or would you attribute that to better pricing and can you see the kind of growth rates we’ve seen?

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FINAL TRANSCRIPT

Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

Mark Duffell - Epicor Software - President, COO

Yes, a number of things. Obviously, win-backs are very important and that generates significant revenue. Extended maintenance services or maintenance offerings also contribute to that. So offering a high level of service to our customers at a higher price is driving our revenues up. And wherever possible, we’re raising maintenance prices.

George Klaus - Epicor Software - Chairman, CEO

And the increased number—you know, when our software license revenue increases, of course, our maintenance revenue increases, because it’s a percentage of—.

Michael Piraino - Epicor Software - EVP, CFO

All part of the same contract. Rob, this is Michael. Behind that though is that modeling question, should you model year-over-year maintenance up 8%? I would think that that would be a little bit on the high side. I think 5 to 6, maybe kind of stretching it to 7. I’m not sure any of us would say that we’d guarantee that next three quarters at 8% year-over-year.

Robert Schwartz - Jefferies & Company - Analyst

You got it, what I was trying to get at. Just two more questions quickly. First, can you talk about competition from M4 or SAP and Microsoft and what you saw in the quarter and did you see any changes from those three?

Mark Duffell - Epicor Software - President, COO

We saw no changes through the competitive environment during the quarter. And as we’ve said before, as companies get acquired by M4 we see them less and less from a new name business standpoint. We see what SAP does say and write about midmarket, but even they—if you look from some of the recent most, they’re saying about penetration to small to medium size companies. Their traction in the midmarket is at the very low end and I would see them as more of a threat to Sage, and in fact, Microsoft. Again, Microsoft we see at the very low end of the market that we play at.

Robert Schwartz - Jefferies & Company - Analyst

Last question I guess is for Michael. If I take the $0.02 that you added to the guidance for the year and compare it to the $12 million in revenue, if my math is right on the share count, it’s roughly 13% or so of your incremental revenue. Clearly, you guys could do better than that or you’re expecting to spend someplace. And I’m wondering where the incremental spend is going to be?

Michael Piraino - Epicor Software - EVP, CFO

I think some of the spend—we did spend some of it in Q1 in certain areas like sales and marketing, but I don’t really think that there’s any extra spend. We’re kind of just planning on spending, from a budget perspective, what we have in the budget, the balance of the year. So I wouldn’t look at any particular line necessarily and suggest—try to read into the fact that we’re going to kind of overspend in any particular area.

George Klaus - Epicor Software - Chairman, CEO

And don’t forget the $0.02, Rob, is for the next three quarters.

Robert Schwartz - Jefferies & Company - Analyst

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FINAL TRANSCRIPT

Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

Fair enough. Thank you. Congratulations.

Operator

Mark Schappel of Benchmark.

Mark Schappel - Benchmark - Analyst

Hi. Nice job on the quarter. Most of my questions have been answered. But George, if you could just address the international business in the quarter, it seemed particularly strong and maybe just give us an idea of where you’re seeing some above average strength?

George Klaus - Epicor Software - Chairman, CEO

I’ll give it a shot and then I’ll let Mark jump in, too. Our international business was strong in EMEA and also in Asia. So we worked really hard last year to improve those teams, if you will. And we’ve, I think, done a great job in getting really talented—promoting from within and getting talented and experienced managers running good teams.

The way we’re going after generating leads in those areas is now a little more consistent with the same way we did it in the US, which is by building up the BDR organization, if you will, in Bratislava and Kuala Lumpur and it’s all starting to pay off. And I would say, you know, at the risk of sounding too aggressive here, we’re on the front-end of a really good growth pattern in international markets.

Mark Duffell - Epicor Software - President, COO

As we mentioned before, we saw double-digit growth in EMEA, Asia Pacific, as well as the Americas. We also saw a nice spread of the larger deals into the regions. As we mentioned, we had three deals over $500,000 in software. One of those deals came out of EMEA, one came out of Asia Pac and one came out of the Americas. So we’re very happy with the growth we’re seeing in every one of our regions. It really is not one holding up the others.

George Klaus - Epicor Software - Chairman, CEO

And you know, you can’t underestimate what I said earlier. And that is that we are probably the only—we are the only bid market company that multidivisional companies can do business with and do it directly, if you will, without having to go through channels in many different parts of the world. And that is a very strong plus for our company.

Mark Schappel - Benchmark - Analyst

Okay, thanks. And your program to bring back customers that have stopped paying maintenance has had some really good success over the last—I don’t know that I can remember—12 to 15 months. Is this kind of running its course here or is there still a lot more that you think you can get back?

George Klaus - Epicor Software - Chairman, CEO

Just the opposite. You know, we started that program in the US really and we just moved it mid to late last year, into the international market. And Mark, I think you actually had the guy that was running it in the US now is running all of it, right, worldwide?

Mark Duffell - Epicor Software - President, COO

Yes.

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FINAL TRANSCRIPT

Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

George Klaus - Epicor Software - Chairman, CEO

And so we plan to move some of our best practices into the other parts of the world.

Mark Duffell - Epicor Software - President, COO

We now have dedicated teams working on that internationally, which weren’t there a year ago. So we expect to continue to see traction with this win-back program.

Operator

Richard Baldry of First Albany Capital.

Richard Baldry - First Albany Capital - Analyst

It looks like you had a few onetime items in the G&A line sort of brought that up. Can you talk maybe on a dollar or absolute basis sequentially, do you think that number starts to come down as those wash through or is this sort of a new base figure?

Michael Piraino - Epicor Software - EVP, CFO

It’s not a new base figure. We did highlight two of the onetime items, the audit fee and the litigation settlement. There’s a couple of other cats and dogs in there. So for modeling purposes, I’m viewing as Q1 really containing about a million dollars in nonrecurring expenses. So if you want to think about it as a run rate going forward, taking our $15.4 million and taking out $1 million, and kind of projecting from there, I think is a reasonable basis for modeling G&A the balance of the year.

Richard Baldry - First Albany Capital - Analyst

Okay. The new customer win figure may be a little below trend, but with the license strength. Can you talk maybe in a little more detail about average selling prices, maybe that was pretty strong this quarter to make up for that? And then maybe a little bit about linearity, did you see some pushing at the end of the quarter, which is one of the reasons you’ve got confidence entering the second quarter? Thanks.

George Klaus - Epicor Software - Chairman, CEO

First of all, our ASPs have been growing about 6 to 8% quarter over quarter, so we are definitely, as we continue to move up market with improved sales techniques and improved product capability that allows us to move into larger and larger companies and service more and more users. We would expect to see fewer customer wins, because we are getting bigger deals. So that’s one thing.

And we did go out of the quarter with—I’m hesitating here. But, we did go out of the quarter with a number of deals that could of come in the quarter, that actually moved into Q2. So we feel really good about Q2 from that perspective.

Operator

And at this time we have no further questions. I would like to turn the conference back over to Mr. George Klaus for any additional or closing remarks.

George Klaus - Epicor Software - Chairman, CEO

Well, first of all, thank you all. I’m very very pleased with our quarter, our second $100 million quarter in a row. Obviously, the employees made that happen. I want to thank all of them working in our company, almost 2,400 of them now. And it’s very pleasing. So thank you for being on the

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FINAL TRANSCRIPT

Apr. 25. 2007 / 5:00PM ET, EPIC - Q1 2007 Epicor Software Earnings Conference Call

call. We look forward to seeing many of you over the next month or two as we attend conferences and go on the road with you. We’re going to cancel this call with smiles on our face, because we feel really good about where we are and where we’re going. So, thanks for attending.

Michael Piraino - Epicor Software - EVP, CFO

Good night.

Operator

And that does conclude today’s presentation. Thank you for your participation. You may now disconnect.

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